Exhibit 1.03

PROMISSORY NOTE

Chicago, Illinois
July 2, 2008

FOR VALUE RECEIVED, China Diamond Limited (the “Borrower”) hereby promises to pay to the order of Bio-Bridge Science, Inc., a Delaware corporation (the “Lender”), at 1211 West 22nd Street, Suite 615, Oak Brook, Illinois 60523 (or such other place as the Lender may from time to time designate) (the “Payment Office”), the total sum of $1,425,000 (the “Debt”), on or prior to May 1, 2009 ( “ Maturity Date”) in lawful money of the United States for purchase of the Lender’s common stock. This Note shall bear no interest. The Borrower shall have the right to prepay the Debt from time to time in part or at any time in whole.

If any one or more of the following events (herein called “Events of Default”) shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(iv) if default shall be made in the due and punctual payment of the principal on any of the Debt when and as the same shall become due and payable (whether upon demand, by acceleration or otherwise);

(v) if the Borrower shall be unable to pay its debts generally as they become due; file a petition to take advantage of any bankruptcy or other insolvency act; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof or Canada, or any province thereof, or any foreign country; or

(vi) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or of the whole or any substantial part of its properties, or approve a petition filed against the Borrower seeking liquidation, reorganization or other arrangement or similar relief under the bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof or Canada, or any province thereof, or any foreign country; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or of the whole or any substantial part of its properties; or if there is commenced against the Borrower any proceeding for any of the foregoing relief and such proceeding or petition remains undismissed for a period of thirty days; or if the Borrower by any act indicates its consent to or approval of any such proceeding or petition;

then, in any such event and at any time thereafter, if such or any other Event of Default shall then be continuing, the Lender may declare the unpaid principal amount of the Debts to be due and payable, and all other obligations of the Borrower to the Lender hereunder shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. This is a non-recourse promissory note.

The Borrower hereby waives diligence, demand, presentment, protest and notice of any kind, and assents to extensions of the time of payment, release, surrender or forbearance or other indulgence, without notice. The Borrower agrees to pay all amounts of principal under this Note, subject to any offset for any obligation of Lender to Borrower.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the Borrower or any successor or assign of the Borrower, and the Lender or any holder hereof.

In the event the Lender or any holder hereof shall retain or engage an attorney to collect, enforce or protect its interests with respect to this Note, the Borrower shall pay all of the reasonable costs and expenses of such collection, enforcement or protection, including reasonable attorneys' fees, whether or not suit is instituted.

All notices, requests and other communications to any party hereunder shall be in writing and shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by a reputable courier delivery service or by telecopy and shall be given, as set forth in that certain Stock Purchase Agreement, by and among Lender (as Seller), Borrower (as Purchaser), dated as of the date hereof.

This promissory note shall be enforced, governed and construed in accordance with the laws the State of Illinois or federal securities law where applicable without giving effect to choice of laws principles or conflict of laws provisions. Any dispute arising out of this promissory note shall be submitted to arbitration before a single arbitrator sitting in Chicago, Illinois, said arbitration to be conducted in accordance with the commercial rules of the American Arbitration Association. Any discovery permitted by the arbitrator shall be conducted in accordance with the Federal Rules of Civil Procedure relating to the conduct of written and oral discovery. Judgment may be entered upon the award of the arbitrator in any court of competent jurisdiction. The arbitrator shall render his or her findings and award within 30 days of the completion of the hearing. The award shall be in writing and shall state the reasons for the award. The arbitrator may award costs and expenses at his or her discretion.

The parties hereto hereby waive, and agree not to assert against each other, or any successor assignee thereof, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, (i) any claim that the Borrower is not personally subject to the jurisdiction of the above-named courts, and (ii) to the extent permitted by applicable law, any claim that such suit, action or proceeding is brought in an inconvenient forum or that the venue of any such suit, action or proceeding is improper or that this promissory note may not be enforced in or by such courts.. If any term or provision of this promissory note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

CHINA DIAMOND LIMITED

By: /s/ Trevor Roy
Print Name: Trevor Roy
Title: Director
Address: Suite 4708, The Center.
99 Queens Road, CENTRAL.
Hong Kong